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                                                                   Exhibit 99.04

                               BCP/ESSEX HOLDINGS INC.

              AMENDMENT NO. 1 TO AMENDED AND RESTATED STOCK OPTION PLAN


    The BCP/Essex Holdings Inc. Amended and Restated Stock Option Plan (the "Plan") is amended as follows:

    1.  The first sentence of Section 3 of Plan is amended to read as follows:

    SECTION 3. LIMITS ON OPTIONS. The total number of Shares for which Options may be granted to Optionees under this Plan shall not exceed in the aggregate 9,596,288.

    2. Except as set forth in Paragraph 1 above, all other provisions of the Plan remain unchanged.

    3. The changes set forth in this Amendment are incorporated in the BCP/Essex Holdings Inc. Amended and Restated Stock Option Plan.